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                                                                      Exhibit 99

         FINAL


                       POLAND'S @ ENTERTAINMENT ANNOUNCES
               AGREEMENTS FOR CONCURRENT DEBT AND EQUITY OFFERINGS

Hartford, CT - January 25, 1999 - @ Entertainment, Inc. (NASDAQ:ATEN) today announced that it has entered into agreements for a debt offering with gross proceeds of approximately $100 million and an offering of preference stock with gross proceeds of approximately $50 million. In addition, @Entertainment has consummated an additional debt offering with gross proceeds of approximately $10 million.

In the $100 million debt offering, @Entertainment has agreed to sell 256,800 units, each unit consisting of $1,000 principal amount at maturity of 14 1/2% senior discount notes due 2009 and four warrants, each warrant entitling the holder thereof to purchase 1.7656 shares of common stock of the Company, at an exercise price of $9.125 per share. The terms of the notes are calculated to produce an overall yield of 17.5% per annum.

In the $50 million preference offering, the Company agreed to sell units consisting of Series A Cumulative Preference Shares, Series B Cumulative Preference Shares and warrants to purchase 5,500,000 shares of common stock of the Company, at an exercise price of $10.00 per share. The preference shares will accrue dividends at a rate of 12% per annum. The holder of the Series A Cumulative Preference Shares, Morgan Grenfell Private Equity Limited, will have the right to appoint directors to the Company's board, and those directors will have the right to approve certain @Entertainment transactions.

The consummation of the $100 million debt offering and of the $50 million equity offering is subject to customary conditions precedent to closing, and there can be no assurance that either transaction will be consummated.

The debt and preference securities referenced above will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities referenced herein

The $10 million debt offering that @Entertainment consummated on January 20, 1999 involved the sale of $36,001,321 principal amount at maturity of Series C Senior Discount Notes due 2008. The terms of the notes are calculated to produce an overall yield of 18.5% per annum.

If all three transactions are consummated, the aggregate gross proceeds to @Entertainment will be approximately $160 million. The net proceeds are intended to be used to fund capital


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expenditures, operating losses and working capital primarily related to the development and operation of the Company's direct-to-home satellite broadcasting business, as well as for general corporate purposes and certain other investments relating to its existing businesses.

The above remarks contain forward-looking statements that involve risks and uncertainties including without limitation those related to those relating to the timing, amount, terms and consummation of the equity and debt transactions described herein.

@Entertainment, Inc. is the leading provider of pay television services in Poland. The Company owns and operates Polska Telewizja Kablowa (PTK), the largest cable television network in Poland with 887,000 subscribers as of September 30, 1998. The Company also owns and operates Wizja TV, Poland's first digital DTH broadcasting service, which was officially launched on September 18, 1998. @Entertainment also owns DTC Productions, a company which invests in the Polish television and film industry. @Entertainment is traded on the Nasdaq Stock Market under the symbol: ATEN.

                                  # # #

FOR FURTHER INFORMATION PLEASE CONTACT:

Robert E. Fowler, III                     Mike Smargiassi/Chris Plunkett
Chief Executive Officer                   Brainerd Communicators, Inc.
011-44-171-478-3800                       212-986-6667

Donald Miller-Jones
Chief Financial Officer
011-44-171-478-3800